Exhibit 23.1

To the Board of Directors
Health Science Group, Inc. and Subsidiaries

               Consent of Independent Certified Public Accountants

We consent to the use of our Independent Auditors' Report dated March 13, 2003 covering the financial statements of Health Science Group, Inc. and Subsidiaries for each of the two years in the period ended December 31, 2002 to be included in this Form SB-2 registration statement to be filed with the Commission on approximately January 7, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.


/S/ STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
January 6, 2004